Contact:
Francis J. Wiatr
Chairman, President and CEO
(860) 355-7602

July 20, 2005	For Immediate Release

NewMil Bancorp Reports 10% Increase in Earnings Per Share
(Net Income Up 9%) for Second Quarter 2005
Announces $0.20 Quarterly Dividend

New Milford, CT—(July 20, 2005) The Board of Directors of NewMil Bancorp, Inc. (NASDAQ/NM:NMIL) today announced results of its second quarter ended June 30, 2005.

Diluted earnings per share increased 10% to $0.53 for the second quarter ended June 30, 2005 from $0.48 for the second quarter ended June 30, 2004.

Net income increased 9% to $2.2 million for the second quarter of 2005, compared with $2.1 million for the second quarter of 2004. The strong results were attributable to increases in net interest income and non-interest income. Net interest income increased primarily due to an increase of $84.5 million in average earning assets, which more than offset the 27 basis point decrease in the net interest margin to 3.61%, compared with 3.88% at June 30, 2004. Non-interest income increased primarily due to a gain on sale of a foreclosed residential real estate property and increased deposit fees. Non interest expense was also lower in the six month period ended June 30, 2005, contributing to an efficiency ratio of 57% for this period.

NewMil’s assets increased to $812 million, up $67 million since December 31, 2004. Total gross loans were $495 million at June 30, 2005, which increased $13 million, or 2.7%, since December 31, 2004. Credit quality remains strong, as evidenced by nonperforming assets at 3 basis points of total assets at June 30, 2005. Deposits increased $17 million to $604 million from $587 million at December 31, 2004. At June 30, 2005, book value and tangible book value per common share were $13.18 and $11.21, respectively, and tier 1 leverage and total risk-based capital ratios were 7.14% and 13.12%, respectively. Return on average shareholder’s equity was 16% for the second quarter of 2005.

Francis J. Wiatr, NewMil’s Chairman, President and CEO noted, “We are very pleased with our results for the quarter. Our commercial lending business had an excellent quarter, as activity remained strong in all of the markets we serve. Our residential mortgage business has also gained steam recently as the rate environment remains favorable to the housing market.

Our competitive deposit product programs and excellent customer service are continuing to attract many new business and personal household accounts to the Bank. We continue to build market share as people appreciate the difference dealing with a local bank who can deliver excellent and timely service.

The economy in the markets we serve remains strong. We expect short-term interest rates will increase over the next few quarters as the Federal Reserve tries to strike a balance between a growing economy and an acceptable inflation level. Despite the slope of the present yield curve, the outlook for longer-term interest rates is becoming clearer and we expect continued demand for quality lending projects.

(continued)

We will open our 20th office in Shelton in August and are optimistic about our growth expectations for the balance of the year.

The Board of Directors also announced a quarterly dividend of 20 cents per common share, payable on August 16, 2005 to shareholders of record on July 29, 2005.

NewMil Bancorp is the parent company of NewMil Bank, which has served western Connecticut since 1858, and operates 19 full-service banking offices.

Financial highlights are attached.

****

Statements in this news release concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors, including those identified from time to time in the Company’s other filings with the Securities and Exchange Commission, press releases and other communications.

(continued)

NewMil Bancorp, Inc
SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except ratios and per share amounts)
(unaudited)

	Three month		Six month
	period ended		period ended
	June 30		June 30
STATEMENT OF INCOME	2005	2004	2005	2004
Interest and dividend income	$9,836	$8,697	$19,115	$17,528
Interest expense	3,285	2,301	6,004	4,622
Net interest income	6,551	6,396	13,111	12,906
Provision for loan losses	-	-	-	-
Non-interest income
Service fees on deposit accounts	741	746	1,443	1,430
Gains on sales of mortgage loans	39	68	91	108
Gains on sale of OREO	65	-	65	-
Other non-interest income	196	198	389	391
Total non-interest income	1,041	1,012	1,988	1,929
Non-interest expense
Compensation	2,441	2,419	4,753	4,885
Occupancy and equipment	783	741	1,570	1,471
Postage and telecommunication	145	157	278	288
Professional services, collection & OREO	188	217	414	514
Printing and office supplies	113	113	217	214
Marketing	81	100	148	221
Service bureau EDP	97	98	190	192
Amortization of intangible assets	36	49	73	98
Other	536	492	1,032	968
Total non-interest expense	4,420	4,386	8,675	8,851
Income before income taxes	3,172	3,022	6,424	5,984
Provision for income taxes	923	960	1,940	1,899
Net income	$2,249	$2,062	$4,484	$4,085

Per common share
Diluted earnings	$0.53	$0.48	$1.04	$0.94
Basic earnings	0.53	0.49	1.07	0.97
Cash dividends	0.20	0.17	0.40	0.32

Statistical data
Net interest margin, (fully tax equivalent)	3.61%	3.88%	3.68%	3.96%
Efficiency ratio	58.22	59.21	57.45	59.66
Return on average assets	1.13	1.16	1.16	1.16
Return on average common
shareholders’ equity	16.34	15.30	16.21	15.23
Weighted average equivalent
common shares outstanding, diluted	4,275	4,332	4,298	4,334
(continued)

NewMil Bancorp, Inc.
SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except ratios and per share amounts)

	June 30,	June 30,	December 31,
FINANCIAL CONDITION	2005	2004	2004
	Unaudited	Unaudited

Total assets	$812,312	$730,756	$744,599
Loans, net	490,255	474,941	476,660
Allowance for loan losses	4,981	5,165	5,048
Securities	264,162	192,713	216,558
Cash and cash equivalents	24,091	29,947	18,493
Intangible assets	8,167	8,601	8,240
Deposits	603,577	584,696	587,010
Federal Home Loan Bank advances	128,836	70,403	75,654
Repurchase agreements	12,416	8,932	13,147
Long term debt	9,836	9,776	9,806
Shareholders' equity	54,541	53,185	55,613
Non-performing assets	280	1,506	922
Deposits
Demand (non-interest bearing)	$76,549	$65,830	$66,895
NOW accounts	79,316	89,011	85,889
Money market	146,571	152,723	147,375
Savings and other	84,903	88,413	85,829
Certificates of deposit	216,238	188,719	201,022
Total deposits	603,577	584,696	587,010

Per common share
Book value	$13.18	$12.64	$13.25
Tangible book value	11.21	10.59	11.29

Statistical data
Non-performing assets to total assets	0.03%	0.21%	0.12%
Allowance for loan losses to total loans	1.01	1.08	1.05
Allowance for loan losses to non-performing loans	1778.93	342.96	547.51
Common shareholders' equity to assets	6.71	7.28	7.47
Tangible common shareholders' equity to assets	5.71	6.10	6.36
Tier 1 leverage capital	7.14	7.61	7.79
Total risk-based capital	13.12	13.77	14.40
Common shares outstanding, net
(period end)	4,138	4,208	4,197

- End -